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                                   EXHIBIT 2

                               Dennis Washington


                                  May 20, 1996



Board of Directors
Morrison Knudsen Corporation
Morrison Knudsen Plaza
Boise, Idaho  83729

Gentlemen:

          At the contemplated meeting of stockholders of Washington Construction Group, Inc. to consider and vote upon the Recapitalization described in the Non-Binding Term Sheet dated May 16, 1996 between Morrison Knudsen Corporation and WCGI, I will vote my shares of WCGI Common Stock in favor of the Recapitalization.

                                    Very truly yours,


                                    /s/ Dennis Washington
                                    --------------------------
                                    Dennis Washington